Exhibit 18

                        PRUDENTIAL HIGH YIELD FUND ,INC.
                                   (the Fund)
                           PLAN PURSUANT TO RULE 18F-3

         The Fund hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the 1940 Act), setting forth the separate arrangement and expense allocation of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Directors, including a majority of the independent Directors.

                                       CLASS CHARACTERISTICS

CLASS A SHARES:                     Class A shares are subject to a high initial
--------------                      sales charge and a distribution and/or service
                                    fee pursuant to Rule 12b-1 under the 1940 Act
                                    (Rule 12b-1 fee) not to exceed .30 of 1% per
                                    annum of the average daily net assets of the
                                    class.  The initial sales charge is waived or
                                    reduced for certain eligible investors.

CLASS B SHARES:                     Class B shares are not subject to an initial
--------------                      sales charge but are subject to a high
                                    contingent deferred sales charge (declining by
                                    1% each year) which will be imposed on certain
                                    redemptions and a Rule 12b-1 fee of not to
                                    exceed .75 of 1% per annum of the average
                                    daily net assets of the class.  The contingent
                                    deferred sales charge is waived for certain
                                    eligible investors.  Class B shares
                                    automatically convert to Class A shares
                                    approximately seven years after purchase.

CLASS C SHARES:                     Class C shares are not subject to an initial
--------------                      sales charge but are subject to a low
                                    contingent deferred sales charge (declining by
                                    1% each year) which will be imposed on certain
                                    redemptions and a Rule 12b-1 fee not to exceed
                                    1% per annum of the average daily net assets
                                    of the class.

Class Z SHARES:                     Class Z shares are not subject to either an
--------------                      initial or contingent deferred sales charge
                                    nor are they subject to any Rule 12b-1 fee.

                         INCOME AND EXPENSE ALLOCATIONS

         Income and expenses not allocated to a particular class, will be allocated to each class on the basis of relative net assets (settled shares). "Relative net assets (settled shares)" are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable in relation to the net assets of the Fund. Any realized and unrealized capital gains and losses will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

                           DIVIDENDS AND DISTRIBUTIONS

         Dividends and other distributions paid by the Fund to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from that paid by another class because of Rule 12b-1 fees and other expenses borne exclusively by that class.

                               EXCHANGE PRIVILEGE

         Each class of shares is generally exchangeable for the same class of shares (or the class of shares with similar characteristics), if any, of the other Prudential Mutual Funds (subject to certain minimum investment requirements) at relative net asset value without the imposition of any sales charge.

         Class B and Class C shares (which are not subject to a contingent deferred sales charge) of shareholders who qualify to purchase Class A shares at net asset value will be automatically exchanged for Class A shares on a quarterly basis, unless the shareholder elects otherwise.


                               CONVERSION FEATURES

         Class B shares will automatically convert to Class A shares on a quarterly basis approximately seven years after purchase. Conversions will be effected at relative net asset value without the imposition of any additional sales charge.


                                     GENERAL

A. Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

B. On an ongoing basis, the Directors, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of its several classes. The Directors, including a majority of the independent Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. Prudential Mutual Fund Management, Inc., the Fund's Manager, will be responsible for reporting any potential or existing conflicts to the Directors.

C. For purposes of expressing an opinion on the financial statements of the Fund, the methodology and procedures for calculating the net asset value and dividends/distributions of the Fund's several classes and the proper allocation of income and expenses among such classes will be examined annually by the Fund's independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted, from time to time, by the American Institute of Certified Public Accountants.


Dated:            July 25, 1995







[18f-3]hyf-18f3.pln